John W. Spence III
4712 Clendenin Road
Nashville, Tennessee 37220
(615) 383-2654

                                                                    June 30, 2001

Financial Junk, LLC
Spence Limited, L.P.
115 West Liberty Street
P.O. Box 668
Blakely, Georgia 31723-1845
Attention: Gerald J. Bruner, Manager

Dear Sirs:

This will confirm our agreement as to the terms on which John W. Spence III, a resident of Tennessee (the "Investment Manager"), will act as the Investment Manager for Spence Limited, L.P., a Georgia limited partnership (the "Fund") of which Financial Junk, LLC, a Georgia limited liability company (the "General Partner"), is the general partner.  The Fund will be the successor by merger of Spence Limited, L.P., a Tennessee limited partnership.

The Fund has been organized by the General Partner to serve as a limited partnership investment fund pursuant to a Certificate of Limited Partnership filed with the Secretary of State of Georgia and will be managed and operated pursuant to an Agreement of Limited Partnership, dated as of May 31, 2001 (the "Partnership Agreement"), by and among the General Partner as general partner and such limited partners as the Fund may have from time to time.  This Investment Management Agreement is permitted by the terms of the Partnership Agreement.  Terms used herein and not otherwise defined shall have the meanings defined in the Partnership Agreement.

1.         Organizational Documents.  Copies of the Certificate of Limited Partnership and Partnership Agreement and the Private Offering Memorandum ("POM") of the Fund as in effect on the date hereof have been delivered by the General Partner to the Investment Manager, and the General Partner will provide the Investment Manager with copies of all future amendments to said documents promptly after amendment.

2.         Discretionary Authority.  The General Partner hereby delegates to the Investment Manager all of the General Partner's power and authority under the Partnership Agreement with respect to the management of the Fund's portfolio.  The Investment Manager shall have complete discretion in the investment and reinvestment of the Fund's assets, with full power and authority to make such purchases and sales, or to direct the securities brokerage firm(s) and financial institution(s) having custody of the assets of the Fund, as custodians of such assets (the "Custodians"), to make such purchases and sales, and to issue directly to any broker or dealer selected by the Investment Manager such orders for the purchase or sale of securities or other property or interests therein, and to take such other action with respect to the investment of the Fund=s assets, as it may deem appropriate.  The Investment Manager shall manage the investment of the Fund=s assets and carry out the General Partner's duties and obligations under this Agreement in accordance with the investment guidelines and limitations set forth in the Partnership Agreement and the POM, as such investment guidelines and limitations may be modified by the General Partner from time to time.

3.         Acceptance of Appointment and Duties.  The Investment Manager hereby accepts the appointment as Investment Manager for the General Partner and the Fund and agrees to supervise and direct the investments of the Fund.  It is agreed that the sole standard of care imposed upon the Investment Manager by this Agreement is to act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that it is specifically contemplated and agreed that Investment Manager shall have full discretionary power and authority under the Partnership Agreement to pursue an aggressive investment approach and use eclectic management strategies, as the Investment Manager determines appropriate from time to time under then prevailing market conditions, and that the Investment Manager may in its discretion invest the portfolio of the Fund entirely in cash and cash equivalents.

4.         Compensation of the Investment Manager.  As compensation for the services provided by the Investment Manager hereunder, the General Partner agrees to assign to the Investment Manager the Management Fees otherwise payable to the General Partner under the terms of the Partnership Agreement.  The Management Fee shall be payable to the Investment Managerly when and as otherwise payable to the General Partner.

5.         Procedures with Respect to Securities.  All transactions for the Fund shall be consummated by payment to or delivery by the Custodians of all cash or securities or other property due to or from the Fund, and instructions of the Investment Manager to the Custodians shall be made in writing or orally and confirmed in writing as soon as practicable thereafter.  It is understood and agreed that the Investment Manager, in the maintenance of its records, shall not be responsible for the accuracy of any information furnished to it by the Fund or the General Partner, the Custodians or any other person, firm or corporation.

6.         Services to Other Clients.  It is understood that the Investment Manager and its Affiliates perform investment advisory and investment management services for various clients other than the Fund.  The General Partner and the Fund agree that the Investment Manager or its Affiliates may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given, of the timing or nature of action taken, with respect to the Fund.  Nothing in this Agreement shall be deemed to impose upon the Investment Manager any obligation to purchase or sell or to recommend for purchase or sale for the Fund any security or other property which the Investment Manager or its Affiliates may purchase or sell for its own account or for the account of any other client if, in its sole discretion, the Investment Manager for any reason considers it undesirable or impractical to take such action or make such recommendation for the Fund, and the Fund has no right to participate in profits generated or losses avoided pursuant to such non-Fund transactions.

7.         Indemnification and Advance of Expenses.  Neither the Investment Manager nor any of its employees, officers, directors, shareholders, advisory board members or agents (a "Potential Indemnitee") shall be liable to the Fund or its partners for any actions performed or omitted to be performed or for any loss resulting from the exercise of judgment in managing the assets of the Fund or the General Partner, except to the extent that such a loss results from their gross negligence, bad faith, intentional misconduct or a violation of law.  To the maximum extent permitted by applicable law, the Fund and the General Partner shall indemnify each Potential Indemnitee against, and agrees to hold each Potential Indemnitee harmless from, all liabilities and claims (including reasonable attorneys' fees and expenses in defending against such liabilities and claims) against any of them, arising from the Investment Manager's management of the Fund's assets and performance of its duties under the terms of this Agreement.  Furthermore, the Fund shall pay for or promptly reimburse the reasonable expenses incurred by each Potential Indemnitee incurred in connection with any such matter in advance of final disposition of related proceedings if (i) such person furnishes the Fund a written affirmation of his good faith belief that he has met the standard of conduct set forth above and (ii) such person furnishes the Fund a written undertaking executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under the standard of conduct set forth above or otherwise.  The undertaking required by this Section 8 must be an unlimited general obligation of the Potential Indemnitee, but shall not be secured and shall be accepted without reference to financial ability to make repayment.

8.         Voting.  The Investment Manager shall have authority to vote, either in person or by proxy, all securities held by the Fund.

9.         Amendment.  This Agreement may be amended by a writing signed by the Investment Manager and on behalf of the Fund by the General Partner.

10.        Assignment.  No "assignment" (as such term is defined in Section 202(a)(1) of the Investment Advisers Act of 1940) of this Agreement shall be made by the Investment Manager without the prior written consent of the General Partner and the Fund.

11.        Termination.  This Agreement shall terminate December 31, 2009, subject to automatic  renewal for additional ten-year terms unless either party gives notice at least 90 days prior to the next termination date that this Agreement shall not be renewed.  This Agreement may also be terminated as of the end of any calendar month and without penalty by either party by giving to the other party written notice prior at least ninety days prior to the date on which such termination is to become effective.

12.        Notices.  All notices specified herein shall be deemed duly given if transmitted by first class mail to a party at its respective address set forth above or at such other address as shall be specified, in each case, by a notice duly given.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of  this letter, whereupon it shall become a binding agreement between us.

Very truly yours,

By:/s/John W. Spence III
          John W. Spence III

Accepted and agreed to:

Financial Junk, LLC
(for itself and as General Partner of
Spence Limited, L.P.)

By:/s/Gerald J. Bruner
          Gerald J. Bruner, Manager

Date: June 30, 20012